EXHIBIT 10.3
Standard Gold, Inc.
Stock Option Agreement

This Stock Option Agreement (the  “Agreement”) is made and entered into as of the 1st day of April, 2010, between Stephen E. Flechner (“Executive”) and Standard Gold, Inc., a Colorado corporation (the “Company”).

Background

A.           Executive has been appointed by the Company’s board of directors to serve as the President of the Company, and the Company desires to induce Executive to serve as the President of the Company.

B.           The Company has adopted the 2010 Stock Incentive Plan (the “Plan”) pursuant to which shares of common stock of the Company have been reserved for issuance under the Plan.

Now, Therefore, the parties hereto agree as follows:

1.           Incorporation by Reference.  The terms and conditions of the Plan, a copy of which has been delivered to Executive, are hereby incorporated herein and made a part hereof by reference as if set forth in full.  In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control.

2.           Grant of Option; Exercise Price.  Subject to the terms and conditions herein set forth, the Company hereby irrevocably grants from the Plan to Executive the right and option, hereinafter called the “Option”, to purchase all or any part of an aggregate of 800,000 shares of common stock, $.001 par value, of the Company (the “Shares”) at the price per Share set forth at the end of this Agreement after “Exercise Price”.

3.           Exercise and Vesting of Option.  The Option shall be exercisable only to the extent that all, or any portion thereof, has vested in the Executive.  The right to purchase the Shares subject to the Option shall vest pro rata in three annual installments beginning on the date of this Agreement and continuing each year thereafter until the Option is fully vested, so long as Executive has not resigned, retired, is removed or in any other manner ceases being an executive of the Company, for any reason or no reason, with or without cause, as set forth in the following schedule (each such date is hereinafter referred to singularly as a “Vesting Date” and collectively as “Vesting Dates”):

Total Shares Subject to Vesting Date	Vesting Date
266,667	April 1, 2010
266,667	April 1, 2011
266,666	April 1, 2012

Notwithstanding the foregoing, this Option shall immediately vest in its entirety upon the occurrence of (i) a period of time whereby the Fair Market Value (as defined below) of the Company’s common stock equals or exceeds $3.00 per share for at least thirty (30) consecutive calendar days, (ii) Executive’s death, (iii)  a Change of Control (as defined below), or (iv) the removal of the Executive by the Company for reasons other than Cause (as defined below).  For purposes of this Paragraph 3:  “Fair Market Value” shall mean: (i) if the Company’s common stock is listed on an exchange or quoted on an over-the-counter market (including the OTC Bulletin Board), the closing price of such common stock on such date; or (ii) if the Company’s common

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stock is not listed on an exchange or quoted on an over-the-counter market, the fair market value of such common stock as determined by the Board, acting in good faith utilizing customary business valuation criteria and methodologies (without discount for lack of marketability or minority interest); a “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) of the combined voting power of the Company’s then outstanding securities if such person or his/her/its affiliate(s) do not own in excess of fifty percent (50%) of such voting power on the date of this Agreement, provided, however, that a Change of Control shall not include any transaction or series of related transactions effected primarily for capital raising purposes; or (ii) the disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company), provided, however, that a Change of Control shall not include any merger, consolidation or other transaction (or series of related transactions) in which, following such transaction, the stockholders of the Company immediately prior to such transaction continue to own in excess of fifty percent (50%) of the combined voting power of the surviving or resulting entity; and “Cause” shall mean (i) the commission of embezzlement, theft or other dishonest or fraudulent acts of a material nature; (ii) material misconduct in respect of the duties or obligations of Executive under that certain Employment Agreement by and between Executive and the Company on or around the date of this Agreement (the “Employment Agreement”), including, without limitation, insubordination with respect to directions received from the Board or CEO; (iii) conviction of a felony or a misdemeanor involving a crime of moral turpitude (including entry of a nolo contendere plea); (iv) willful malfeasance or gross negligence which has a material adverse effect on the Company or its business or any affiliate of the Company, including, but not limited to, any officer, director, Executive or shareholder of the Company; provided that the Company gives notice thereof identifying the conduct alleged and, if such action is capable of cure, gives Executive 10 business days to cure; or (v) a material breach by Executive of any provision of the Employment Agreement that is not cured within 10 business day after written notice thereof is given to Executive by the Company. The requirement to relocate to a different city, state or country shall not be deemed Cause.

4.           Term of Option.  To the extent vested and except as otherwise provided in this Agreement, the Option shall be exercisable for ten (10) years from the date of this Agreement;  provided, however, that in the event Executive resigns, retires, is removed or in any other manner ceases being an executive of the Company, for any reason or no reason, with or without cause, except for reason of Executive’s death, Executive or his/her legal representative shall have ninety (90) days from the date of such termination of his/her position as an executive to exercise all or any part of the Option, subject to the ten-year option period. In the event of Executive’s death during the term of his employment, Executive’s spouse shall have a period of one (1) year from the date of Executive’s death to exercise all or any part of the Option, subject to the ten-year option period.  Upon the expiration of such ninety (90) day period (or, in the event of Executive’s death, such one (1) year period), or, if earlier, upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.

5.           Rights of Option Holder.  Executive, as holder of the Option, shall not have any of the rights of a stockholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him or her upon the due exercise of all or any part of the Option.

6.           Transferability.  The Option shall not be transferable except to the extent permitted by the Plan.

7.           Securities Law Matters.  Executive acknowledges that the Shares to be received by him or her upon exercise of the Option may have not been registered under the Securities Act of 1933 or the Blue Sky laws of any state (collectively, the “Securities Acts”).  If such Shares have not been so registered, Executive acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Shares received by him or her or to assist him or her in complying with any exemption from such registration if he or she should at a later date wish to dispose of the Shares. Executive acknowledges that if not then registered under the Securities Acts, the Shares shall bear a legend restricting the transferability thereof, such legend to be substantially in the following form:

“The shares represented by this certificate have not been registered or qualified under federal or state securities laws.  The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws, and the Company may require that the availability or any exemption or the inapplicability of such securities laws be established by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company.”

8.           Executive Representations.  Executive hereby represents and warrants that Executive has reviewed with his or her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement.  Executive is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Executive understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this Agreement.  The Option, if exercised, will be exercised for investment and not with a view to the sale or distribution of the Shares to be received upon exercise thereof.

9.           Notices.  All notices and other communications provided in this Agreement will be in writing and will be deemed to have been duly given when received by the party to whom it is directed at the following addresses:

If to the Company:	If to Executive:

Standard Gold, Inc. 900 IDS Center 80 South Eighth Street Minneapolis, MN 55402-8773	Stephen E. Flechner 1337 S. Fillmore St. Denver, CO. 80210

10.           General.

(a)           The Option is granted pursuant to the Plan and is governed by the terms thereof.  The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

(b)           Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(c)           Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(d)           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(e)           This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Colorado applicable to contracts executed and to be performed therein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Number of Shares: 800,000	EXECUTIVE:

Exercise Price: $0.90	/s/ Stephen E. Flechner
Name: Stephen E. Flechner

STANDARD GOLD, INC.

By: /s/ Stephen D. King
Stephen D. King Chief Executive Officer